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Exhibit 8.1

(212) 574-1200

July 10, 2003

General Maritime Corporation
35 West 56th Street
New York, New York 10019

Ladies and Gentlemen:

        In connection with the Registration Statement filed by General Maritime Corporation, a Republic of the Marshall Islands corporation (the "Company") on Form S-4 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended through the date hereof (the "Registration Statement") in connection with the exchange offer of the Company's 10% Senior Notes due 2013 (the "Notes"), we have been requested to render our opinion regarding certain United States federal income tax matters.

        In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus that forms a part thereof (the "Prospectus"). We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company. Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

        Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions "Summary of the Terms of The Exchange Offer", "The Exchange Offer—Transfer Taxes", "Business—Taxation of Our Operations", "Certain U.S. Federal Income Tax Considerations" and "Certain ERISA Considerations" therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to federal income tax matters are those opinions attributed to Seward & Kissel LLP in the Registration Statement under the captions "Summary of the Terms of The Exchange Offer—U.S. Federal Income Tax Consideration", "The Exchange Offer—Transfer Taxes", "Business—Taxation of Our Operations", "Certain U.S. Federal Income Tax Considerations" and "Certain ERISA Considerations". It is our further opinion that the tax discussion set forth under the captions "Summary of the Terms of The Exchange Offer—U.S. Federal Income Tax Consideration" "The Exchange Offer—Transfer Taxes", "Business—Taxation of Our Operations", "Certain U.S Federal Income Tax Considerations" and "Certain ERISA Considerations" in the Registration Statement accurately states our views as to the tax matters discussed therein.

        Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement, and we have no responsibility to update this opinion or to advise you of any change in the laws after the date hereof.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement.

Very truly yours,
/s/ Seward & Kissel LLP

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  Exhibit 8.1